Exhibit 99.1

For Immediate Release	Contact: Ryan Goers VP - Finance & IR (734) 930-3925

Domino’s Pizza® Announces Fourth Quarter and Fiscal 2022 Financial Results

Global retail sales growth (excluding foreign currency impact) of 5.2% for the fourth quarter;

3.9% growth for fiscal 2022

U.S. same store sales growth of 0.9% for the fourth quarter; 0.8% decline for fiscal 2022

International same store sales growth (excluding foreign currency impact) of 2.6% for the fourth quarter;

0.1% growth for fiscal 2022

Global net store growth of 361 for the fourth quarter; 1,032 for fiscal 2022

Diluted EPS up 4.2% to $4.43 for the fourth quarter; down 7.5% to $12.53 for fiscal 2022

ANN ARBOR, Michigan, February 23, 2023: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world, announced results for the fourth quarter and fiscal 2022. Global retail sales, excluding the negative impact of foreign currency, grew 5.2% in the fourth quarter of 2022 and grew 3.9% in fiscal 2022. Without adjusting for the impact of foreign currency, global retail sales declined 1.1% in the fourth quarter of 2022 and declined 1.3% in fiscal 2022.

U.S. same store sales grew 0.9% during the fourth quarter of 2022 and declined 0.8% in fiscal 2022. International same store sales (excluding foreign currency impact) grew 2.6% during the fourth quarter of 2022 and grew 0.1% in fiscal 2022. The Company had fourth quarter global net store growth of 361 stores, comprised of 43 net U.S. store openings and 318 net international store openings. The Company had 456 gross store openings and 95 closures during the fourth quarter of 2022. In fiscal 2022, the Company had global net store growth of 1,032 stores, comprised of 126 net U.S. store openings and 906 net international store openings. The Company had 1,276 gross store openings and 244 closures during fiscal 2022.

Diluted EPS for the fourth quarter of 2022 was $4.43, an increase of 4.2% from diluted EPS of $4.25 in the fourth quarter of 2021. Diluted EPS for fiscal 2022 was $12.53, a decrease of 7.5% from diluted EPS of $13.54 in fiscal 2021. Diluted EPS for fiscal 2021 was negatively impacted by expenses associated with the Company’s April 2021 recapitalization transaction (the “2021 Recapitalization”). Diluted EPS for fiscal 2022 declined 7.9% from diluted EPS, as adjusted of $13.60 in fiscal 2021. Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

During the fourth quarter of 2022, the Company refranchised 114 U.S. Company-owned stores in Arizona and Utah for $41.1 million (the “2022 Store Sale”). In connection with the 2022 Store Sale, the Company recorded a $21.2 million pre-tax gain on the sale of the related assets and liabilities, which included a $4.3 million reduction in goodwill.

Subsequent to the end of the fourth quarter of 2022, on February 21, 2023, the Company’s Board of Directors approved a 10% increase to the quarterly dividend and a $1.21 per share quarterly dividend was declared on its outstanding common stock for shareholders of record as of March 15, 2023 to be paid on March 30, 2023.

“We pride ourselves on being a work-in-progress brand and there is no better way to describe this period in our history,” said Russell Weiner, Domino’s Chief Executive Officer. “The Domino’s system has a lot to be proud of while also having opportunities to address. We experienced significant pressure on our U.S. delivery business in 2022 and focused our efforts on creating solutions. We also drove continued momentum in our U.S. carryout business and achieved strong international store growth. Over half of our orders in the U.S. now come through the carryout channel, and we are #1 in both the delivery and carryout QSR pizza segments. Our brand and company are better positioned than ever to win in the marketplace and create meaningful value for our shareholders.”

Fourth Quarter and Fiscal 2022 Highlights (Unaudited):

(in millions, except share and per share data)	Fourth Quarter of 2022	Fourth Quarter of 2021	Fiscal 2022	Fiscal 2021
Net income	$158.3	$155.7	$452.3	$510.5
Weighted average diluted shares	35,715,408	36,668,295	36,093,754	37,691,351
Diluted EPS	$4.43	$4.25	$12.53	$13.54
Items affecting comparability (1)	—	—	—	0.06
Diluted EPS, as adjusted (1)	$4.43	$4.25	$12.53	$13.60

(1)	Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.
•
Revenues increased $49.0 million, or 3.6%, in the fourth quarter of 2022 as compared to the fourth quarter of 2021, due primarily to higher supply chain revenues attributable to increases in market basket pricing to stores. The Company’s market basket pricing to stores increased 12.5% during the fourth quarter of 2022 as compared to the fourth quarter of 2021. The increase in revenues in the fourth quarter of 2022 was also a result of higher U.S. franchise royalties and fees and higher U.S. franchise advertising revenues driven primarily by the 2022 Store Sale and net store growth. The increase in U.S. franchise advertising revenues was also driven by approximately $6.0 million less in advertising incentives related to certain brand promotions in the fourth quarter of 2022 as compared to the fourth quarter of 2021. International franchise royalties and fees revenues increased due to international retail sales growth (excluding foreign currency impact) of 7.5%, but the resulting increase in international franchise revenues was partially offset by the negative impact of changes in foreign currency exchange rates of approximately $10.4 million. These increases in revenues were partially offset by lower U.S. Company-owned store revenues due to the 2022 Store Sale.
•
Income from Operations increased $26.1 million, or 11.7%, in the fourth quarter of 2022 as compared to the fourth quarter of 2021 due primarily to the $21.2 million pre-tax gain recorded in connection with the 2022 Store Sale as well as lower general and administrative expenses due primarily to lower labor costs. This increase was partially offset by lower U.S. Company-owned store and supply chain gross margins.
•
Net Income increased $2.6 million, or 1.7%, in the fourth quarter of 2022 as compared to the fourth quarter of 2021. This increase was driven primarily by higher income from operations due to the pre-tax gain recorded in connection with the 2022 Store Sale and lower general and administrative expenses, each as discussed above. Additionally, a lower provision for income taxes in the fourth quarter of 2022 also contributed to the increase in net income. The Company’s provision for income taxes decreased $9.0 million in the fourth quarter of 2022 due to a lower effective tax rate. The effective tax rate decreased to 16.6% during the fourth quarter of 2022 as compared to 20.6% in the fourth quarter of 2021, driven by the release of certain unrecognized tax benefits related to one of the Company’s foreign subsidiaries, and to a lesser extent, a 0.3 percentage point change in the impact of excess tax benefits from equity-based compensation, which are recorded as a reduction to the income tax provision. These increases in net income were partially offset by the $34.3 million pre-tax unrealized gain recorded in the fourth quarter of 2021 on the Company’s investment in DPC Dash Ltd (“DPC Dash”), the Company’s master franchisee that owns and operates Domino’s Pizza stores in China, resulting from the observable change in price from the valuation of the Company’s additional $9.1 million investment in DPC Dash made in the fourth quarter of 2021.
•
Diluted EPS was $4.43 in the fourth quarter of 2022 versus $4.25 in the fourth quarter of 2021, representing a $0.18, or 4.2%, increase from the prior year quarter. The increase in diluted EPS was driven by higher net income in the fourth quarter of 2022 as compared to the fourth quarter of 2021. The gain resulting from the 2022 Store Sale contributed an incremental $0.46 to the Company's diluted EPS in the fourth quarter of 2022 as compared to the prior year quarter. Diluted EPS in the fourth quarter of 2022 also benefited from a lower weighted average diluted share count, resulting from the Company’s share repurchases during the trailing four quarters. These increases were partially offset by the impact of the unrealized gain on the Company’s investment in DPC Dash in the fourth quarter of 2021 which contributed an incremental $0.68 to the Company’s diluted EPS in the fourth quarter of 2021 as compared to the fourth quarter of 2020.

The tables below outline certain statistical measures utilized by the Company to analyze its performance (unaudited). Refer to Comments on Regulation G below for additional details.

	Fourth Quarter of 2022	Fourth Quarter of 2021	Fourth Quarter of 2020
Same store sales growth: (versus prior year period)
U.S. Company-owned stores (1)	+ 3.4%	(7.3)%	+ 8.1%
U.S. franchise stores (1)	+ 0.8%	+ 1.5%	+ 11.4%
U.S. stores	+ 0.9%	+ 1.0%	+ 11.2%
International stores (excluding foreign currency impact)	+ 2.6%	+ 1.8%	+ 7.3%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 2.7%	(2.6)%	+ 22.8%
International stores	(4.5)%	+ 2.2%	+ 20.7%
Total	(1.1)%	(0.2)%	+ 21.7%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 2.7%	(2.6)%	+ 22.8%
International stores	+ 7.5%	+ 4.5%	+ 19.0%
Total	+ 5.2%	+ 1.0%	+ 20.9%

Global retail sales growth: (versus prior year period, excluding foreign currency impact and 53rd week impact in 2020)
U.S. stores	+ 2.7%	+ 4.6%	+ 14.3%
International stores	+ 7.5%	+ 13.2%	+ 9.9%
Total	+ 5.2%	+ 9.0%	+ 12.0%

	Fiscal 2022	Fiscal 2021	Fiscal 2020
Same store sales growth: (versus prior year period)
U.S. Company-owned stores (1)	(2.6)%	(3.6)%	+ 11.0%
U.S. franchise stores (1)	(0.7)%	+ 3.9%	+ 11.5%
U.S. stores	(0.8)%	+ 3.5%	+ 11.5%
International stores (excluding foreign currency impact)	+ 0.1%	+ 8.0%	+ 4.4%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 1.3%	+ 4.3%	+ 17.6%
International stores	(3.8)%	+ 16.9%	+ 7.5%
Total	(1.3)%	+ 10.4%	+ 12.5%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 1.3%	+ 4.3%	+ 17.6%
International stores	+ 6.3%	+ 13.9%	+ 8.8%
Total	+ 3.9%	+ 8.9%	+ 13.2%

Global retail sales growth: (versus prior year period, excluding foreign currency impact and 53rd week impact in 2020)
U.S. stores	+ 1.3%	+ 6.7%	+ 15.0%
International stores	+ 6.3%	+ 17.1%	+ 5.9%
Total	+ 3.9%	+ 11.7%	+ 10.4%

(1)

As previously disclosed, during the first quarter of 2022, the Company purchased 23 U.S. franchised stores in Michigan from certain of its existing U.S. franchisees (the “2022 Store Purchase”). The same store sales growth for these stores is reflected in U.S. Company-owned stores in the fourth quarter and fiscal 2022.

Also, as previously disclosed, during the fourth quarter of 2022, the Company completed the 2022 Store Sale wherein it refranchised 114 U.S. Company-owned stores in Arizona and Utah. The same store sales growth for these stores is reflected in U.S. franchise stores in the fourth quarter and fiscal 2022.

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at September 11, 2022	402	6,241	6,643	12,876	19,519
Openings	1	49	50	406	456
Closings	(3)	(4)	(7)	(88)	(95)
Transfers (1)	(114)	114	—	—	—
Store count at January 1, 2023	286	6,400	6,686	13,194	19,880
Fourth quarter 2022 net store growth (1)	(2)	45	43	318	361
Fiscal 2022 net store growth (1)	2	124	126	906	1,032

(1)	Net store growth does not include the effect of transfers associated with the 2022 Store Purchase or the 2022 Store Sale.

Financial Results Comparability

Financial results for the Company can be significantly affected by changes in its capital structure, its effective tax rate, adoption of new accounting pronouncements, store portfolio changes, calendar timing and other factors. The Company’s recapitalization transactions have historically resulted in higher net interest expense due primarily to higher net debt levels, as well as the amortization of debt issuance costs associated with the repayment of certain of the Company’s notes. Additionally, repurchases and retirements of shares of the Company’s common stock pursuant to its share repurchase programs have historically reduced its weighted average diluted shares outstanding.

In addition to the above factors impacting comparability, the table below presents certain items related to the Company’s 2021 Recapitalization transaction that affect comparability between the Company’s 2022 and 2021 financial results (unaudited). Management believes that including such information is critical to an understanding of the Company’s financial results for fiscal 2022 as compared to fiscal 2021. Refer to the Comments on Regulation G section below for additional details.

	Fourth Quarter Ended January 2, 2022			Fiscal Year Ended January 2, 2022
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2021 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$—	$—	$—	$(509)	$(397)	$(0.01)
Interest expense (2)	—	—	—	(309)	(241)	(0.01)
Debt issuance cost write-off (3)	—	—	—	(2,024)	(1,581)	(0.04)
Total of 2021 items	$—	$—	$—	$(2,842)	$(2,219)	$(0.06)

(1)	Represents legal, professional and administrative fees incurred in connection with the Company’s 2021 Recapitalization.
(2)

Represents interest expense the Company incurred on its 2017 five-year fixed rate notes and 2017 five-year floating rate notes subsequent to the closing of the Company’s 2021 Recapitalization, but prior to the repayment of the 2017 five-year fixed rate notes and 2017 five-year floating rate notes, resulting in the payment of interest on both the 2017 five-year fixed rate notes and 2017 five-year floating rate notes and the 2021 fixed-rate notes for a short period of time.

(3)

Represents the write-off of debt issuance costs related to the extinguishment of the 2017 five-year fixed rate notes and 2017 five-year floating rate notes in connection with the Company’s 2021 Recapitalization.

Fiscal 2023 Guidance and Two-to Three-Year Outlook

As of the date of this release, the Company provided the following guidance for fiscal 2023 related to the impact of changes in foreign currency exchange rates on international franchise royalty revenues, capital expenditures, general and administrative expense, market basket pricing change and the effective tax rate, excluding excess tax benefits or deficiencies from equity-based compensation.

Fiscal 2023 Guidance
Impact of changes in foreign currency exchange rates on international franchise royalty revenues (versus 2022) (1)	$(2.0) - $(6.0) million
Capital expenditures	$90.0 - $100.0 million
General and administrative expense	$425.0 - $435.0 million
Market basket pricing change (versus 2022) (1)	+ 3% - + 5%
Effective tax rate, excluding excess tax benefits or deficiencies from equity-based compensation (1)	22.0% - 24.0%

(1)	Refer to the Comments on Regulation G section below for additional details.

In addition, given the current macro-economic headwinds that are impacting the Company’s U.S. delivery business in particular, the Company is updating its two-to three-year outlook from 6% to 10% global retail sales growth, excluding foreign currency impact to 4% to 8% global retail sales growth, excluding foreign currency impact and global net unit growth from 6% to 8% to 5% to 7%. The Company expects results for fiscal 2023 to come in towards the low-end of the ranges for both metrics. The Company looks forward to providing more details at an Investor Day that will be held before the end of calendar 2023.

	Previous Two-to Three-Year Outlook	Updated Two-to Three-Year Outlook
Global retail sales growth, excluding foreign currency impact	6% − 10%	4% − 8%
Global net unit growth	6% − 8%	5% − 7%

Liquidity

As of January 1, 2023, the Company had approximately:

•
$60.4 million of unrestricted cash and cash equivalents;
•
$5.02 billion in total debt; and
•
$277.8 million of available borrowing capacity under its 2021 and 2022 variable funding notes, net of letters of credit issued of $42.2 million.

Net cash provided by operating activities was $475.3 million during fiscal 2022. The Company invested $87.2 million in capital expenditures during fiscal 2022. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $388.1 million during fiscal 2022 (refer to Comments on Regulation G below for additional details).

(in thousands)	Fiscal Year Ended January 1, 2023
Net cash provided by operating activities	$475,317
Capital expenditures	(87,234)
Free cash flow	$388,083

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including diluted EPS, as adjusted, free cash flow and the effective tax rate, excluding tax benefits or deficiencies from equity-based compensation. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact, same store sales growth, market basket pricing change and the impact of foreign currency exchange rates on international franchise royalty revenues which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales,” a statistical measure, to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact and 53rd week impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year and excluding the global retail sales attributable to the Company’s 53rd week in 2020.

The Company uses “Same store sales growth,” a statistical measure, which is calculated by including only sales from stores that also had sales in the comparable weeks of both periods. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales. The 53rd week in fiscal 2020 had no impact on reported same store sales growth amounts.

The Company uses “Market basket pricing change,” a statistical measure, which is calculated as the percentage change of the market basket purchased by an average U.S. store (based on average weekly unit sales) from our U.S. supply chain centers against the comparable period of the prior year. The Company believes that the market basket pricing change is important to investors and other interested persons to understand the Company’s performance. As market basket prices fluctuate, revenues, cost of sales and gross margin percentages in the Company’s supply chain segment also fluctuate. Additionally, cost of sales, gross margins and gross margin percentages for the Company’s U.S. Company-owned stores also fluctuate.

The Company uses “Impact of changes in foreign currency exchange rates on international franchise royalty revenues,” a statistical measure, which is calculated as the difference in international franchise royalty revenues resulting from translating current period local currency results to U.S. dollars at current period exchange rates as compared to prior period exchange rates. The Company believes that the impact of changes in foreign currency exchange rates on international franchise royalty revenues is important to investors and other interested persons to understand the Company’s international royalty revenues given the significant variability in those revenues that can be driven by changes in foreign currency exchanges rates.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported diluted EPS, adjusted for the items that affect comparability to the prior year periods. The most directly comparable financial measure calculated and presented in accordance with GAAP is diluted EPS. The Company believes that the diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses diluted EPS, as adjusted, internally to evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The most directly comparable financial measure calculated and presented in accordance with GAAP is net cash provided by operating activities. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

The Company uses the “Effective tax rate, excluding excess tax benefits or deficiencies from equity-based compensation,” which is calculated as the Company’s provision for income taxes, less excess tax benefits or deficiencies from equity-based compensation, both as reported under GAAP, divided by the Company’s income before provision for income taxes, as reported under GAAP. Excess tax benefits or deficiencies from equity-based compensation are recorded as a reduction (increase) to the Company’s provision for income taxes. The most directly comparable financial measure calculated and presented in accordance with GAAP is the effective tax rate. The Company believes that the effective tax rate, excluding excess tax benefits or deficiencies from equity-based compensation is important to investors and other interested persons to understand the Company’s effective tax rate excluding the significant variability in the effective tax rate that can be driven by changes in stock award activity from period to period.

Conference Call Information

The Company will file its Annual Report on Form 10-K today. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its fourth quarter and fiscal 2022 financial results. The webcast is available at ir.dominos.com and will be archived for one year.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 19,800 stores in over 90 markets. Domino’s had global retail sales of over $17.5 billion in 2022, with over $8.7 billion in the U.S. and nearly $8.8 billion internationally. In the fourth quarter of 2022, Domino’s had global retail sales of nearly $5.5 billion, with over $2.7 billion in the U.S. and over $2.7 billion internationally. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s global stores as of the end of the fourth quarter of 2022. Emphasis on technology innovation helped Domino’s achieve approximately two-thirds of all global retail sales in 2022 from digital channels. In the U.S., Domino’s generated more than 80% of U.S. retail sales in 2022 via digital channels and has developed several innovative ordering platforms, including those for Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and more.

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Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, store growth and the growth of our U.S. and international business in general, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2023. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to successfully implement our growth strategy; labor shortages or changes in operating expenses resulting from increases in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs or negative economic conditions; our ability to manage difficulties associated with or related to the ongoing COVID-19 pandemic and the effects of COVID-19 and related regulations and policies on our business and supply chain, including impacts on the availability of labor; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence or negative economic conditions in general; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation and maintain demand for new stores; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering or other events that may impact our reputation; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	January 1, 2023	% of Total Revenues	January 2, 2022	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$117,025		$141,227
U.S. franchise royalties and fees	177,008		166,937
Supply chain	852,527		800,858
International franchise royalties and fees	92,204		90,968
U.S. franchise advertising	153,467		143,223
Total revenues	1,392,231	100.0%	1,343,213	100.0%
Cost of sales:
U.S. Company-owned stores	97,989		113,411
Supply chain	782,375		723,601
Total cost of sales	880,364	63.2%	837,012	62.3%
Gross margin	511,867	36.8%	506,201	37.7%
General and administrative	130,755	9.4%	140,290	10.4%
U.S. franchise advertising	153,467	11.0%	143,223	10.7%
Refranchising gain	(21,173)	(1.5)%	—	0.0%
Income from operations	248,818	17.9%	222,688	16.6%
Other income	—	0.0%	34,258	2.5%
Interest expense, net	(59,033)	(4.3)%	(60,777)	(4.5)%
Income before provision for income taxes	189,785	13.6%	196,169	14.6%
Provision for income taxes	31,483	2.2%	40,484	3.0%
Net income	$158,302	11.4%	$155,685	11.6%
Earnings per share:
Common stock – diluted	$4.43		$4.25

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
	January 1, 2023	% of Total Revenues	January 2, 2022	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$445,810		$478,976
U.S. franchise royalties and fees	556,269		539,883
Supply chain	2,754,742		2,560,977
International franchise royalties and fees	295,007		298,036
U.S. franchise advertising	485,330		479,501
Total revenues	4,537,158	100.0%	4,357,373	100.0%
Cost of sales:
U.S. Company-owned stores	378,018		374,104
Supply chain	2,510,534		2,295,027
Total cost of sales	2,888,552	63.7%	2,669,131	61.3%
Gross margin	1,648,606	36.3%	1,688,242	38.7%
General and administrative	416,524	9.2%	428,333	9.8%
U.S. franchise advertising	485,330	10.7%	479,501	11.0%
Refranchising gain	(21,173)	(0.5)%	—	0.0%
Income from operations	767,925	16.9%	780,408	17.9%
Other income	—	0.0%	36,758	0.8%
Interest expense, net	(195,092)	(4.3)%	(191,461)	(4.3)%
Income before provision for income taxes	572,833	12.6%	625,705	14.4%
Provision for income taxes	120,570	2.6%	115,238	2.7%
Net income	$452,263	10.0%	$510,467	11.7%
Earnings per share:
Common stock – diluted	$12.53		$13.54

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	January 1, 2023	January 2, 2022
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$60,356	$148,160
Restricted cash and cash equivalents	191,289	180,579
Accounts receivable, net	257,492	255,327
Inventories	81,570	68,328
Prepaid expenses and other	37,287	27,242
Advertising fund assets, restricted	162,660	180,904
Total current assets	790,654	860,540
Property, plant and equipment, net	302,235	324,065
Operating lease right-of-use assets	219,202	210,702
Investments	125,840	125,840
Other assets	164,290	150,669
Total assets	$1,602,221	$1,671,816
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$54,813	$55,588
Accounts payable	89,715	91,547
Operating lease liabilities	34,877	37,155
Advertising fund liabilities	157,909	173,737
Other accrued liabilities	199,307	232,714
Total current liabilities	536,621	590,741
Long-term liabilities:
Long-term debt, less current portion	4,967,420	5,014,638
Operating lease liabilities	195,244	184,471
Other accrued liabilities	92,001	91,502
Total long-term liabilities	5,254,665	5,290,611
Total stockholders’ deficit	(4,189,065)	(4,209,536)
Total liabilities and stockholders’ deficit	$1,602,221	$1,671,816

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	January 1, 2023	January 2, 2022
(In thousands)
Cash flows from operating activities:
Net income	$452,263	$510,467
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,251	72,923
Refranchising gain	(21,173)	—
Loss on sale/disposal of assets	1,813	1,189
Amortization of debt issuance costs	5,645	7,509
Provision for deferred income taxes	253	1,988
Non-cash compensation expense	28,709	28,670
Excess tax benefits from equity-based compensation	(2,169)	(18,911)
Provision for losses on accounts and notes receivable	3,536	659
Unrealized gain on investments	—	(36,758)
Changes in operating assets and liabilities	(56,316)	41,245
Changes in advertising fund assets and liabilities, restricted	(17,495)	45,225
Net cash provided by operating activities	475,317	654,206
Cash flows from investing activities:
Capital expenditures	(87,234)	(94,172)
Proceeds from sale of assets	41,089	16
Purchase of franchise operations and other assets	(6,814)	—
Purchase of investments	—	(49,082)
Other	(722)	515
Net cash used in investing activities	(53,681)	(142,723)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	120,000	1,850,000
Repayments of long-term debt and finance lease obligations	(175,676)	(910,212)
Proceeds from exercise of stock options	3,312	19,682
Purchases of common stock	(293,740)	(1,320,902)
Tax payments for restricted stock upon vesting	(10,720)	(6,820)
Payments of common stock dividends and equivalents	(157,531)	(139,399)
Cash paid for financing costs	(1,594)	(14,938)
Other	—	(244)
Net cash used in financing activities	(515,949)	(522,833)
Effect of exchange rate changes on cash	(963)	(316)
Change in cash and cash equivalents, restricted cash and cash equivalents	(95,276)	(11,666)

Cash and cash equivalents, beginning of period	148,160	168,821
Restricted cash and cash equivalents, beginning of period	180,579	217,453
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	161,741	115,872
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	490,480	502,146

Cash and cash equivalents, end of period	60,356	148,160
Restricted cash and cash equivalents, end of period	191,289	180,579
Cash and cash equivalents included in advertising fund assets, restricted, end of period	143,559	161,741
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$395,204	$490,480

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